Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)
1385 West 8th Avenue, Suite 540
Vancouver, BC, Canada
V6H 3V9

Item 2:	Date of Material Change

September 16, 2021

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on September 16, 2021 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On September 16, 2021, Zymeworks announced that new clinical data for zanidatamab, a HER2-targeted bispecific antibody, demonstrate promising response rates and durability in first-line HER2-positive gastroesophageal adenocarcinoma (GEA). These data were presented today by lead study investigator, Geoffrey Ku, M.D., Medical Oncologist at Memorial Sloan Kettering Cancer Center (MSK), at the European Society for Medical Oncology (ESMO) Annual Congress.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On September 16, 2021, Zymeworks announced that new clinical data for zanidatamab, a HER2-targeted bispecific antibody, demonstrate promising response rates and durability in first-line HER2-positive GEA. These data were presented today by lead study investigator, Geoffrey Ku, M.D., Medical Oncologist at Memorial Sloan Kettering Cancer Center (MSK), at the ESMO Annual Congress.

The data presented at ESMO are from a clinical study of 36 patients with HER2-expressing GEA who received zanidatamab in combination with either CAPOX (capecitabine/oxaliplatin; n=14), FP (5FU/cisplatin; n=2), or mFOLFOX6 (5FU/leucovorin/oxaliplatin; n=20). None of the patients had received prior HER2-targeted therapies.

In 28 response-evaluable patients with metastatic HER2-positive GEA, zanidatamab plus chemotherapy resulted in a confirmed objective response rate (cORR) of 75% and disease control rate (DCR) of 89% overall, with a cORR of 93% and DCR of 100% in the proposed Phase 3 regimen of zanidatamab + CAPOX/FP. All patients except one experienced a decrease in their tumor size.

The median duration of response (mDOR) is 16.4 months and the median progression free survival (mPFS) is 12.0 months across all treatment regimens with 61% of patients still on study at the time of data cutoff.

In addition, the data demonstrate that zanidatamab plus chemotherapy is generally well tolerated, with the majority of treatment-related adverse events (TRAEs) considered mild to moderate in severity (Grade 1 or 2). The most common grade ≥ 3 TRAE was diarrhea which was manageable in the outpatient setting; introduction of prophylactic loperamide reduced the incidence in cycle 1 from 44% to 18%. No severe (grade ≥ 3) infusion-related reactions or cardiac events were observed.

HER2 is overexpressed in approximately 20% of GEA patients. For these patients, Herceptin® (trastuzumab) is the only approved HER2-targeted therapy in 1L treatment, and therapeutic options are currently limited if disease progression occurs. Zanidatamab’s bispecific approach simultaneously binds two non-overlapping epitopes of HER2, ECD2 and ECD4, resulting in multiple mechanisms of action that provide potential therapeutic benefits beyond the combination of two monoclonal antibodies.

In addition to the Phase 2 study presented today, Zymeworks and its partner, BeiGene, Ltd., are conducting a parallel open-label Phase 2 clinical trial evaluating zanidatamab and chemotherapy in combination with the PD-1 inhibitor, tislelizumab, in first-line HER2-positive metastatic GEA. These results are expected to be presented at a future medical conference.

Zymeworks plans to launch, with BeiGene, a randomized, global Phase 3 study (HERIZON-GEA-01) in Q4 2021. The study will evaluate zanidatamab plus chemotherapy (CAPOX or FP) with or without tislelizumab, versus standard of care (trastuzumab plus chemotherapy), for first-line treatment of locally advanced, unresectable, or metastatic HER2-positive GEA.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Executive Vice President, Business Operations and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report

September 16, 2021